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INDEPENDENT AUDITORS' CONSENT

Merrill Lynch Asset Builder Program, Inc.
(formerly Merrill Lynch Retirement Asset Builder Program, Inc.)

We consent to the use in Post-Effective Amendment No. 4 to Registration Statement No. 33-53887 of our reports dated May 19, 1995 and December 18, 1995 appearing in the Statement of Additional Information, which is a part of such Registration Statement.



Deloitte & Touche LLP
Princeton, New Jersey
December 18, 1995